EXHIBIT 4.22

TEXTAINER MARINE CONTAINERS LIMITED

Issuer

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

Indenture Trustee

SERIES 2012-1 SUPPLEMENT

DATED AS OF APRIL 18, 2012

TO

SECOND AMENDED AND RESTATED INDENTURE

DATED AS OF MAY 26, 2005

SERIES 2012-1 NOTES

TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

Page
EXHIBITS

EXHIBIT A-1	Form of 144A Book-Entry Note
EXHIBIT A-2	Form of Regulation S Temporary Book-Entry Note
EXHIBIT A-3	Form of Unrestricted Book-Entry Note
EXHIBIT A-4	Form of Note Issued to Institutional Accredited Investors
EXHIBIT B	Form of Certificate to be Given by Noteholders
EXHIBIT C	Form of Certificate to be Given by Euroclear or Clearstream
EXHIBIT D	Form of Certificate to be Given by Transferee of Beneficial Interest In a Regulation S Temporary Book-Entry Note
EXHIBIT E	Form of Transfer Certificate for Exchange or Transfer From 144A Book-Entry Note to Regulations S Book-Entry Note
EXHIBIT F	Form of Initial Purchaser Exchange Instructions

SCHEDULES

SCHEDULE 1	Series 2012-1 Minimum Targeted Principal Balances and Series 2012-1 Scheduled Targeted Principal Balances by Payment Date

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SERIES 2012-1 SUPPLEMENT, dated as of April 18, 2012 (as amended, modified and supplemented from time to time in accordance with the terms hereof, this “Supplement”), between TEXTAINER MARINE CONTAINERS LIMITED, a Bermuda company (the “Issuer”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Indenture Trustee (the “Indenture Trustee”).

WHEREAS, pursuant to the Second Amended and Restated Indenture, dated as of May 26, 2005 (as amended and supplemented from time to time in accordance with its terms, the “Indenture”), between the Issuer and the Indenture Trustee, the Issuer may from time to time direct the Indenture Trustee to authenticate one or more new Series of Notes. The Principal Terms of any new Series are to be set forth in a Supplement to the Indenture.

WHEREAS, pursuant to this Supplement, the Issuer and the Indenture Trustee shall create a new Series of Notes (“Series 2012-1”) and specify the Principal Terms thereof.

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

Definitions; Calculation Guidelines

Section 101. Definitions. (a) Whenever used in this Supplement, the following words and phrases shall have the following meanings, and the definitions of such terms are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

“Accelerated Measurement Period” shall have the meaning set forth in Section 205(c) hereof.

“Aggregate Series 2012-1 Note Principal Balance” means, as of any date of determination, an amount equal to the sum of the Series 2012-1 Note Principal Balances of all Series 2012-1 Notes then Outstanding, which as of the Closing Date shall be Four Hundred Million Dollars ($400,000,000).

“Closing Date” means April 18, 2012.

“Control Party” means, with respect to Series 2012-1 Notes, the holders representing more than fifty percent (50%) of the then unpaid principal balance of all Series 2012-1 Notes then Outstanding.

“Default Interest” means, for any Payment Date, the amount of incremental interest payable on the Series 2012-1 Notes in accordance with the provisions of Section 203(b) hereof.

“DTC” shall have the meaning set forth in Section 207(b)(v) hereof.

“February 2012 Amendment” shall mean that certain Amendment Number 7 to Second Amended and Restated Indenture, Amendment 2 to Series 2005-1 Supplement and Series 2010-1 Supplement and Amendment 1 to Series 2011-1 Supplement, dated as of February 3, 2012, by and between the Issuer and the Indenture Trustee.

“Initial Commitment” means (i) on the Closing Date, Four Hundred Million Dollars ($400,000,000) and (ii) at any date of determination thereafter, the then Aggregate Series 2012-1 Note Principal Balance.

“Initial Purchasers” means each of (i) Wells Fargo Securities, LLC, a limited liability company organized and existing under the laws of the State of Delaware, (ii) Merrill Lynch, Pierce, Fenner & Smith Incorporated, a corporation organized and existing under the laws of the State of Delaware, and (iii) Credit Suisse Securities (USA) LLC, a Delaware limited liability company.

“Interest Accrual Period” means the period beginning with, and including, a Payment Date and ending on (and including) the day before the next succeeding Payment Date; except that, in the case of the first Interest Accrual Period, the period beginning with and including the Closing Date and ending on and including the day before the initial Payment Date.

“Minimum Principal Payment Amount” means, for the Series 2012-1 Notes on any Payment Date, the excess, if any, of (x) the then Aggregate Series 2012-1 Note Principal Balance, over (y) the Minimum Targeted Principal Balance for the Series 2012-1 Notes for such Payment Date.

“Minimum Targeted Principal Balance” means for the Series 2012-1 Notes for each Payment Date, subject to Section 205(c), the amount set forth opposite such Payment Date on Schedule 1 hereto under the column entitled “Minimum Targeted Principal Balance”.

“Notes” means the Series 2012-1 Notes.

“144A Book-Entry Notes” means the 144A Book-Entry Notes substantially in the form of Exhibit A-1 hereto.

“Overdue Rate” means, for any date of determination, an interest rate per annum equal to the sum of (i) the interest rate otherwise in effect hereunder plus (ii) two percent (2.00%).

“Permitted Non-U.S. Person” means any Person (i) who is not a U.S. Person and (ii) to whom the offer and sale of the Series 2012-1 Notes may be made without registration under the Securities Act in reliance upon Regulation S.

“Permitted Payment Date Withdrawal” means, with respect to Series 2012-1, either or both of the Permitted Interest Withdrawal, as such term is defined in Section 302 hereof, and/or the Permitted Principal Withdrawal, as such term is defined in Section 302(b) hereof.

“Qualified Institutional Buyers” shall have the meaning set forth in Section 207(a)(i) hereof.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Temporary Book-Entry Notes” means the Regulation S Temporary Book-Entry Notes substantially in the form of Exhibit A-2.

“Rule 144A” shall have the meaning set forth in Section 207(a)(i) hereof.

“Scheduled Principal Payment Amount” means, for the Series 2012-1 Notes for any Payment Date, the excess, if any, of (x) the then Aggregate Series 2012-1 Note Principal Balance (after giving effect to any payment of the Minimum Principal Payment Amount for the Series 2012-1 Notes actually paid on such Payment Date), over (y) the Scheduled Targeted Principal Balance for the Series 2012-1 Notes for such Payment Date.

“Scheduled Targeted Principal Balance” means, for the Series 2012-1 Notes for each Payment Date, subject to Section 205(c), the amount set forth opposite such Payment Date on Schedule 1 hereto under the column entitled “Scheduled Targeted Principal Balance”.

“Series 2005-1 Related Documents” has the meaning set forth in the Series 2005-1 Supplement, dated as of May 26, 2005 (as amended, restated, supplemented or modified from time to time), between the Issuer and the Indenture Trustee.

“Series 2010-1 Related Documents” has the meaning set forth in the Series 2010-1 Supplement, dated as of June 29, 2010 (as amended, restated, supplemented or modified from time to time), between the Issuer and the Indenture Trustee.

“Series 2011-1 Related Documents” has the meaning set forth in the Series 2011-1 Supplement, dated as of June 22, 2011 (as amended, restated, supplemented or modified from time to time), between the Issuer and the Indenture Trustee.

“Series 2012-1” means the Series of Notes the terms of which are specified in this Supplement.

“Series 2012-1 Expected Final Payment Date” means the Payment Date occurring in March 2022.

“Series 2012-1 Legal Final Payment Date” means the Payment Date occurring in March 2027.

“Series 2012-1 Note” means any one of the notes issued pursuant to the terms of Section 201(a) hereof, substantially in the forms of Exhibit A-1, A-2, A-3 and A-4 to this Supplement, and any and all replacements or substitutions of such note. Each Series 2012-1 Note is designated as a “Senior Note” as defined in the Indenture.

“Series 2012-1 Note Interest Payment” means, for each Series 2012-1 Note on each Payment Date, the amount set forth in Section 203(a) hereof (exclusive of any Default Interest).

“Series 2012-1 Note Interest Rate” means, with respect to any Note, four and twenty-one hundredths of one percent (4.21%) per annum.

“Series 2012-1 Note Principal Balance” means, with respect to each Series 2012-1 Note as of any date of determination, an amount equal to the excess of (x) the Series 2012-1 Note Principal Balance of such Series 2012-1 Note as of the Closing Date, over (y) the cumulative amount of all Minimum Principal Payment Amounts, Scheduled Principal Payment Amounts and any other principal payments actually paid to the Holder of such Series 2012-1 Note subsequent to the Closing Date.

“Series 2012-1 Note Purchase Agreement” means the Series 2012-1 Note Purchase Agreement, dated as of April 11, 2012 (as amended, restated, supplemented or modified from time to time), among the Issuer, Textainer Limited, TGH and the Initial Purchasers.

“Series 2012-1 Noteholder” means, at any time of determination for the Series 2012-1 Notes, any Person in whose name a Series 2012-1 Note is registered in the Note Register.

“Series 2012-1 Related Documents” means any and all of the Indenture, this Supplement, the Series 2012-1 Notes, the Management Agreement, the Contribution and Sale Agreement, the Series 2012-1 Note Purchase Agreement, the Administration Agreement, the Manager Transfer Facilitator Agreement, each Interest Rate Hedge Agreement (upon execution thereof) and any and all other agreements, documents and instruments executed and delivered by or on behalf or in support of the Issuer with respect to the issuance and sale of the Series 2012-1 Notes, as any of the foregoing may from time to time be amended, modified, supplemented or renewed; provided, the term “Series 2012-1 Related Documents” shall not include the Members Agreement.

“Series 2012-1 Series Account” means the account of that name established in accordance with Section 301 hereof.

“Supplemental Principal Payment Amount” means, on each Payment Date, the amount of any Prepayment made in accordance with the provisions of Section 702(a) of the Indenture that is allocated to the Series 2012-1 Notes in accordance with such provision of the Indenture.

“TL” means Textainer Limited, an exempted company organized and existing under the laws of Bermuda.

“Transferor” shall have the meaning set forth in Section 207(b)(v) hereof.

“Unrestricted Book-Entry Notes” means the Unrestricted Book-Entry Notes substantially in the form of Exhibit A-3.

“U.S. Person” has the meaning set forth in Regulation S.

(b) Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Indenture or, if not defined therein, as defined in the Series 2012-1 Note Purchase Agreement.

(c) References in this Supplement and any other Series 2012-1 Related Document to any section of the Uniform Commercial Code or the UCC shall mean, on or after the effective date of adoption of any revision to the Uniform Commercial Code or the UCC in the applicable jurisdiction, such revised or successor section thereto.

ARTICLE II

Creation of the Series 2012-1 Notes

Section 201. Designation. (a) There is hereby created a Series of Notes to be issued in one class pursuant to the Indenture and this Supplement to be known respectively as “Textainer Marine Containers Limited Fixed Rate Asset-Backed Notes, Series 2012-1”. The Notes will be issued in the initial principal balance of Four Hundred Million Dollars ($400,000,000) and will not have priority over any other Series, except to the extent set forth in the Supplement for such other Series. The issuance date of the Series 2012-1 Notes is April 18, 2012.

(b) The Payment Date with respect to the Series 2012-1 Notes shall be the fifteenth (15th) calendar day of each month or, if such day is not a Business Day, the immediately following Business Day, commencing May 15, 2012.

(c) Payments of principal on the Series 2012-1 Notes shall be payable from funds on deposit in the Series 2012-1 Series Account or otherwise at the times and in the amounts set forth in Article III of the Indenture and Article III of this Supplement.

(d) The Series 2012-1 Notes are classified as a “Term Note”, as such term is used in the Indenture.

(e) The “Expected Final Maturity Date” for Series 2012-1, as such term is used in the Indenture, is the Payment Date occurring in March 2022.

(f) The initial “Record Date” for Series 2012-1, as such term is used in the Indenture, is the Closing Date.

(g) All of the Early Amortization Events set forth in Article XII of the Indenture are applicable to Series 2012-1.

(h) The “Related Documents” for Series 2012-1, as such term is used in the Indenture, shall be the Series 2012-1 Related Documents.

(i) The “Rating Agency” for Series 2012-1, as such term is used in the Indenture, shall be Standard & Poor’s.

(j) The “Letter of Credit” (as defined in the February 2012 Amendment) shall constitute a Series Enhancement for Series 2012-1 and the “Letter of Credit Provider” (as defined in the February 2012 Amendment) shall constitute a Series Enhancer for Series 2012-1, each solely to the extent provided, and subject to the limitations set forth, in the February 2012 Amendment.

(k) In the event that any term or provision contained herein shall conflict with or be inconsistent with any term or provision contained in the Indenture, the terms and provisions of this Supplement shall govern.

Section 202. Authentication and Delivery.

(a) On the Closing Date, Issuer shall sign, and shall direct the Indenture Trustee in writing pursuant to Section 204 of the Indenture to duly authenticate, and the Indenture Trustee, upon receiving such direction, shall authenticate, subject to compliance with the conditions precedent set forth in Section 501 hereof and in the Series 2012-1 Note Purchase Agreement, the Series 2012-1 Notes in accordance with such written directions.

(b) In accordance with Section 202 of the Indenture, the Series 2012-1 Notes sold in reliance on Rule 144A shall be represented by one or more 144A Book-Entry Notes. Any Series 2012-1 Notes sold in reliance on Regulation S shall be represented by one or more Regulation S Book-Entry Notes. Any Series 2012-1 Notes sold to Institutional Accredited Investors or other Persons that are not Qualified Institutional Buyers or Permitted Non-U.S. Persons shall be represented by one or more Definitive Notes.

(c) The Series 2012-1 Notes shall be executed by manual or facsimile signature on behalf of Issuer by any officer of Issuer and shall be substantially in the forms of Exhibit A-1, A-2, A-3 and A-4 hereto, as applicable.

(d) The Series 2012-1 Notes shall be issued in minimum denominations of $250,000 and in integral multiples of $100,000 in excess thereof.

Section 203. Interest Payments on the Series 2012-1 Notes.

(a) Interest on Series 2012-1 Notes. Interest on each Series 2012-1 Note shall (i) accrue during each Interest Accrual Period at the Series 2012-1 Note Interest Rate, (ii) accrue on the basis of a year consisting of twelve thirty (30) day months, (iii) be due and payable on each Payment Date, (iv) be calculated based on the then Series 2012-1 Note Principal Balance of such Series 2012-1 Note and (v) be payable from the Series 2012-1 Series Account in accordance with Section 302 hereof (the amount of interest calculated pursuant to this sentence for any Series 2012-1 Note for any Payment Date being the “Series 2012-1 Note Interest Payment” with respect to such Series 2012-1 Note and Payment Date). To the extent that the amount of interest which is due and payable on any Payment Date is not paid in full on such date, such shortfall, together with interest thereon at the Overdue Rate, shall be due and payable on the immediately succeeding Payment Date.

(b) Interest on Overdue Amounts. If the Issuer shall default in the payment of (i) the Series 2012-1 Note Principal Balance of any Series 2012-1 Notes on the Series 2012-1 Legal Final Payment Date, or (ii) the Series 2012-1 Note Interest Payment on any Series 2012-1 Note on any Payment Date, or (iii) any other amount becoming due under this Supplement, the Issuer shall, from time to time, pay interest on such unpaid amounts, to the extent permitted by Applicable Law, at a rate per annum equal to the Overdue Rate, for the period during which such principal, interest or other amount shall be unpaid from the due date of such payment to but not including the date of actual payment thereof (after as well as before judgment). Default Interest shall be payable at the times and subject to the priorities set forth in Section 303 hereof.

(c) Maximum Interest Rate. In no event shall the interest charged with respect to a Series 2012-1 Note exceed the maximum amount permitted by Applicable Law. If at any time the interest rate charged with respect to the Series 2012-1 Notes exceeds the maximum rate permitted by Applicable Law, the rate of interest to accrue pursuant to this Supplement and such Series 2012-1 Note shall be limited to the maximum rate permitted by Applicable Law. If the total amount of interest paid or accrued on the Series 2012-1 Note under the foregoing provisions is less than the total amount of interest that would have accrued if the interest rate had at all times been in effect, the Issuer agrees to pay to the Series 2012-1 Noteholders an amount equal to the difference between (a) the lesser of (i) the amount of interest that would have accrued if the maximum rate permitted by Applicable Law had at all times been in effect, or (ii) the amount of interest that would have accrued if the interest rate had at all times been in effect, and (b) the amount of interest accrued in accordance with the other provisions of this Supplement.

Section 204. Principal Payments on the Series 2012-1 Notes. The principal balance of the Series 2012-1 Notes shall be payable on each Payment Date from amounts on deposit in the Series 2012-1 Series Account in an amount equal to (i) so long as no Early Amortization Event is continuing, the Minimum Principal Payment Amount and the Scheduled Principal Payment Amount for such Payment Date or (ii) if an Early Amortization Event is then continuing, the then unpaid Aggregate Series 2012-1 Note Principal Balance shall be payable in full to the extent that funds are available for such purposes in accordance with the provisions of clause (4) of Part (II) of Section 303 hereof. The unpaid principal amount of each Series 2012-1 Note together with all unpaid interest (including all Default Interest), indemnifications, fees, expenses, costs and other amounts payable by the Issuer to the Series 2012-1 Noteholders, the Indenture Trustee and any Interest Rate Hedge Provider pursuant to the terms of the Indenture and this Supplement, shall be due and payable in full on the earlier to occur of (x) the date on which an Event of Default shall occur and the Series 2012-1 Notes have been accelerated in accordance with the provisions of Section 802 of the Indenture and (y) the Series 2012-1 Legal Final Payment Date.

Section 205. Prepayment of Principal on the Series 2012-1 Notes.

(a) The Aggregate Series 2012-1 Note Principal Balance of the Series 2012-1 Notes shall be required to be prepaid at the time and in the amounts set forth in Section 702(a) of the Indenture. In connection with any Prepayment made in accordance with this Section 205(a), the Issuer shall pay any termination, notional reduction, breakage or other fees or costs assessed by any Interest Rate Hedge Provider.

(b) The Issuer will not be permitted to make a voluntary Prepayment of all, or any portion of, the principal balance of the Series 2012-1 Notes prior to the Payment Date occurring in May 2014. Nothing contained herein shall prohibit any allocation to the Series 2012-1 Noteholders of Supplemental Principal Payment Amounts in accordance with Section 702(a) of the Indenture on any Payment Date. On any Payment Date thereafter, the Issuer will have the option to prepay, without premium, on any Payment Date all, or a portion of, the Aggregate Series 2012-1 Note Principal Balance, in a minimum amount of Two Hundred Fifty Thousand Dollars ($250,000), together with accrued interest thereon, to be applied to the Series 2012-1 Notes. The Issuer shall provide prior written notice of any Prepayment to the Indenture Trustee and the Series 2012-1 Noteholders. Any such Prepayment of the Aggregate Series 2012-1 Note Principal Balance shall also include accrued interest to the date of Prepayment on the principal balance being prepaid. The Issuer may not make such Prepayment from funds in the Trust Account, the Series 2012-1 Series Account, or the Restricted Cash Account, except to the extent that funds in any such account would otherwise be payable to the Issuer in accordance with the terms of this Supplement and the Indenture. In the event of any Prepayment of the Series 2012-1 Notes in accordance with this Section 205(b) or any provision of the Indenture, the Issuer shall simultaneously pay any termination, notional reduction, breakage or other fees or costs assessed by any Interest Rate Hedge Provider.

(c) In the event that the Issuer makes a Prepayment in accordance with the provisions of this Section 205 of less than the Series 2012-1 Notes, the Issuer shall promptly (but in any event within five (5) Business Days after the date on which such Prepayment is made) thereafter recalculate the Minimum Targeted Principal Balance and Scheduled Targeted Principal Balance for each future Payment Date such that the Minimum Targeted Principal Balance and the Scheduled Targeted Principal Balance is reduced by an amount equal to the quotient of (i) the aggregate amount of the Prepayment divided by (ii) the number of remaining Payment Dates to and including (A) the Series 2012-1 Legal Final Payment Date (in the case of the Minimum Targeted Principal Balance) and (B) the Series 2012-1 Expected Final Payment Date (in the case of the Scheduled Targeted Principal Balance). In addition, if an Early Amortization Event has occurred and been subsequently cured and/or waived in accordance with the Series 2012-1 Related Documents (the period between such occurrence and such cure or waiver being the “Accelerated Measurement Period”), the Minimum Targeted Principal Balance and Scheduled Targeted Principal Balance for each Payment Date following such Accelerated Measurement Period shall be reduced, utilizing a similar methodology, by the amount of payments made pursuant to Section 303(II)(4) or 303(III)(2), as the case may be, during the Accelerated Measurement Period in excess of the amounts that would have been paid pursuant to Sections 303(I)(2) and (3) were such Accelerated Measurement Period not to have occurred.

Section 206. Payments of Principal and Interest. All payments of principal and interest on the Series 2012-1 Notes shall be paid to the Series 2012-1 Noteholders reflected in the Note Register as of the related Record Date by wire transfer of immediately available funds for receipt prior to 11:00 a.m. (New York City time) on the related Payment Date. Any payments received by the Series 2012-1 Noteholders after 11:00 a.m. (New York City time) on any day shall be considered to have been received on the next succeeding Business Day.

Section 207. Restrictions on Transfer. (a) On the Closing Date, the Issuer shall sell the Series 2012-1 Notes to the Initial Purchasers pursuant to the Series 2012-1 Note Purchase Agreement and deliver such Series 2012-1 Notes in accordance herewith and therewith. Thereafter, no Series 2012-1 Note may be sold, transferred or otherwise disposed of except in compliance with the provisions of the Indenture and except as follows:

(i) to Persons that take delivery of such Series 2012-1 Note in an amount of at least $250,000 and that the transferring Person reasonably believes are qualified institutional buyers as defined in Rule 144A (“Qualified Institutional Buyers”) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A promulgated thereunder (“Rule 144A”);

(ii) to Permitted Non-U.S. Persons that take delivery of such Series 2012-1 Note in an amount of at least $250,000;

(iii) to Institutional Accredited Investors that take delivery of such Series 2012-1 Note in an amount of at least $250,000 and that deliver to the Indenture Trustee a letter substantially in the form of Exhibit D to the Indenture to the Indenture Trustee; or

(iv) to a Person that is taking delivery of such Series 2012-1 Note in an amount of at least $250,000 and that is otherwise exempt from the registration requirements of the Securities Act and from any applicable State law securities registration or qualification requirements, as confirmed in an Opinion of Counsel addressed to the Indenture Trustee and the Issuer, which counsel and opinion are satisfactory to the Indenture Trustee and the Issuer.

The Indenture Trustee shall have no obligations or duties with respect to determining whether any transfers of the Series 2012-1 Notes are made in accordance with the Securities Act or any other law; provided that with respect to Definitive Notes, the Indenture Trustee shall enforce such transfer restrictions in accordance with the terms set forth in this Supplement.

(b) Each purchaser (other than any Initial Purchaser) of the Series 2012-1 Notes (including any purchaser, other than any Initial Purchaser, of an interest in the Series 2012-1 Notes which are Book-Entry Notes) shall be deemed to have acknowledged and agreed as follows:

(i) It is (A) Qualified Institutional Buyer and is acquiring such Series 2012-1 Notes for its own institutional account or for the account or accounts of a Qualified Institutional Buyer or (B) purchasing such Series 2012-1 Notes in a transaction exempt from registration under the Securities Act and in compliance with the provisions of this Supplement and in compliance with the legend set forth in Section 207(b)(v) below or (C) not a U.S. Person and is acquiring such Series 2012-1 Notes outside of the United States.

(ii) It is purchasing one or more Series 2012-1 Notes in an amount of at least $250,000 and it understands that such Series 2012-1 Notes may be resold, pledged or otherwise transferred only in an amount of at least $250,000.

(iii) It represents and warrants to the Issuer, the Indenture Trustee, each Initial Purchaser, the Manager and any successor Manager that (a) either (1) it is not, and is not acting on behalf of, a Plan or a governmental, church or non-U.S. plan which is subject to any federal, state, local, or non-U.S. law that is similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code, and no part of the assets to be used by it to purchase or hold the Series 2012-1 Notes or any interest therein constitutes the assets of any Plan or such a governmental, church, or non-U.S. plan; or (2) (A) the acquisition, holding, and disposition of any Series 2012-1 Note will not give rise to a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code (or, in the case of a governmental, church, or non-U.S. plan, a violation of any similar federal, state, local, or non-U.S. law) and (B) the Series 2012-1 Notes are rated investment grade or better and such Person believes that the Series 2012-1 Notes are properly treated as indebtedness without substantial equity features for purposes of Section 2510.3-101 of the regulations issued by the U.S. Department of Labor, and agrees to so treat the Series 2012-1 Notes; and (b) it will not sell or otherwise transfer the Series 2012-1 Notes or any interest therein otherwise than to a purchaser or transferee that represents and agrees with respect to its purchase, holding, and disposition of the Series 2012-1 Notes to the same effect as the purchaser’s representation and agreement set forth in this Section 207(b)(ii). Alternatively, regardless of the rating of the Series 2012-1 Notes, such Person may provide the Indenture Trustee with an Opinion of Counsel, which Opinion of Counsel will not be at the expense of the Issuer, the Indenture Trustee, the Manager or any successor Manager which opines that the purchase, holding and transfer of such Series 2012-1 Notes or interest therein is permissible under applicable law, will not constitute or result in a non exempt prohibited transaction under ERISA or Section 4975 of the Code and will not subject the Issuer, the Indenture Trustee, the Manager or any successor Manager to any obligation in addition to those undertaken in the Indenture;

(iv) It understands that the Series 2012-1 Notes are being transferred to it in a transaction not involving any public offering within the meaning of the Securities Act, and that, if in the future it decides to resell, pledge or otherwise transfer any Series 2012-1 Notes, such Series 2012-1 Notes may be resold, pledged or transferred only in accordance with applicable state securities laws and (1) in a transaction meeting the requirements of Rule 144A, to a Person that the seller reasonably believes is a Qualified Institutional Buyer that purchases for its own account (or for the account or accounts of a Qualified Institutional Buyer) and to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, or (2) (A) to a Person that is an Institutional Accredited Investor, is taking delivery of such Series 2012-1 Notes in an amount of at least $250,000, and delivers to the Indenture Trustee a letter substantially in the form of Exhibit D to the Indenture or (B) to a Person that is taking delivery of such Series 2012-1 Notes pursuant to a transaction that is otherwise exempt from the registration requirements of the Securities Act and from any applicable state law securities registration or qualification requirements, as confirmed in an Opinion of Counsel addressed to the Indenture Trustee, the Issuer and the transferor, which counsel and Opinion are satisfactory to the Indenture Trustee, the Issuer and the transferor, or (3) in an offshore transaction in accordance with Rule 903 or 904 of Regulation S.

(v) It understands that each Series 2012-1 Note shall bear a legend substantially to the following effect:

[For Book-Entry Notes Only: UNLESS THIS SERIES 2012-1 NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRANSFEROR OF SUCH NOTE (THE “TRANSFEROR”) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SERIES 2012-1 NOTE ISSUED IS

REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR THE USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN. ]

THIS SERIES 2012-1 NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE HOLDER HEREOF, BY PURCHASING THIS SERIES 2012-1 NOTE, AGREES THAT SUCH SERIES 2012-1 NOTE MAY BE RESOLD, PLEDGED OR TRANSFERRED ONLY IN ACCORDANCE WITH ANY APPLICABLE STATE SECURITIES LAWS AND (1) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON THAT TAKES DELIVERY OF SUCH SERIES 2012-1 NOTE IN AN AMOUNT OF AT LEAST $250,000 AND THAT THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER THAT PURCHASES FOR ITS OWN ACCOUNT (OR FOR THE ACCOUNT OR ACCOUNTS OF A QUALIFIED INSTITUTIONAL BUYER) AND TO WHOM NOTICE IS GIVEN THAT THE RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, OR (2) IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT WITH SUCH SERIES 2012-1 NOTE IN AN AMOUNT OF AT LEAST $250,000 OR (3) TO A PERSON (A) THAT IS AN INSTITUTIONAL “ACCREDITED INVESTOR,” WITHIN THE MEANING OF RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, IS TAKING DELIVERY OF SUCH SERIES 2012-1 NOTE IN AN AMOUNT OF AT LEAST $250,000 AND DELIVERS TO THE INDENTURE TRUSTEE A LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT D TO THE INDENTURE OR (B) THAT IS TAKING DELIVERY OF SUCH SERIES 2012-1 NOTE IN AN AMOUNT OF AT LEAST $250,000 PURSUANT TO A TRANSACTION THAT IS OTHERWISE EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND FROM ANY APPLICABLE STATE LAW SECURITIES REGISTRATION OR QUALIFICATION REQUIREMENTS, AS CONFIRMED IN AN OPINION OF COUNSEL ADDRESSED TO THE INDENTURE TRUSTEE AND THE ISSUER, WHICH COUNSEL AND OPINION ARE SATISFACTORY TO THE ISSUER AND THE INDENTURE TRUSTEE.

EACH PURCHASER OF A SERIES 2012-1 NOTE SHALL BE DEEMED TO REPRESENT AND WARRANT TO THE INITIAL PURCHASERS, THE ISSUER, THE INDENTURE TRUSTEE AND THE MANAGER THAT (I) EITHER (1) IT IS NOT ACQUIRING THE SERIES 2012-1 NOTE WITH THE ASSETS OF A PLAN; OR (2) (A) THE ACQUISITION AND HOLDING OF THE SERIES 2012-1 NOTE WILL NOT GIVE RISE TO A NONEXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE AND (B) THE SERIES 2012-1 NOTE IS RATED INVESTMENT GRADE OR BETTER AND SUCH PERSON BELIEVES THAT THE SERIES 2012-1 NOTE IS PROPERLY TREATED AS INDEBTEDNESS WITHOUT SUBSTANTIAL EQUITY FEATURES FOR PURPOSES OF THE DEPARTMENT OF LABOR REGULATIONS SECTION 2510.101, AND AGREES TO SO TREAT THE SERIES 2012-1 NOTE; AND (II) IT WILL NOT SELL OR OTHERWISE TRANSFER THE SERIES 2012-1 NOTES OR ANY INTEREST THEREIN OTHERWISE THAN TO A PURCHASER OR TRANSFEREE THAT REPRESENTS AND AGREES WITH RESPECT TO ITS PURCHASE, HOLDING, AND DISPOSITION OF THE SERIES 2012-1 NOTES TO THE SAME EFFECT AS THE PURCHASER’S REPRESENTATION AND AGREEMENT SET FORTH IN CLAUSE (I) OF THIS PARAGRAPH.

THIS SERIES 2012-1 NOTE IS NOT GUARANTEED OR INSURED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

(vi) Each Series 2012-1 Noteholder that is a Permitted Non-U.S. Person described in Section 207(b)(i)(C) understands that the Series 2012-1 Notes have not and will not be registered under the Securities Act, that any offers, sales or deliveries of the Series 2012-1 Notes purchased by it in the United States or to U.S. Persons prior to the date that is 40 days after the later of (i) the commencement of the distribution of the Series 2012-1 Notes and (ii) the Closing Date, may constitute a violation of United States law, and that distributions of principal and interest will be made in respect of such Series 2012-1 Notes only following the delivery by the holder of a certification of non-U.S. beneficial ownership or the exchange of beneficial interest in Regulation S Temporary Book-Entry Notes for beneficial interests in the related Unrestricted Book-Entry Notes (which in each case will itself require a certification of non-U.S. beneficial ownership), at the times and in the manner set forth in this Supplement.

(vii) The Regulation S Temporary Book-Entry Notes representing the Series 2012-1 Notes sold to each Series 2012-1 Noteholder that is a Permitted Non-U.S. Person described in Section 207(b)(i)(C) will bear a legend to the following effect, unless the Issuer determines otherwise consistent with Applicable Law:

[FOR REGULATION S BOOK-ENTRY NOTES ONLY: THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE LATER OF (I) THE COMPLETION OF THE DISTRIBUTION OF THE SERIES 2012-1 NOTES AND (II) THE CLOSING DATE, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]

(viii) The Indenture Trustee shall not permit the transfer of any Series 2012-1 Notes unless such transfer complies with the terms of the foregoing legends and, in the case of a transfer (i) to an Institutional Accredited Investor (other than a Qualified Institutional Buyer), the transferee delivers to the Indenture Trustee a letter substantially in the form of Exhibit D to the Indenture, or (ii) to a Person other than a Qualified Institutional Buyer, an Institutional Accredited Investor or a Permitted Non-U.S. Person, upon delivery of an Opinion of Counsel satisfactory to the Indenture Trustee and the applicable transferor, to the effect that the transferee is taking delivery of the Series 2012-1 Notes in a transaction that is otherwise exempt from the registration requirements of the Securities Act and from any applicable state law securities registration or qualification requirements.

(c) The applicable transferor and transferee shall execute and deliver, or in the case of a Note Owner, is deemed to have executed and delivered, to the Indenture Trustee documentation in substantially the forms of (i) Exhibit(s) B through F hereto or (ii) Exhibit D to the Indenture, as appropriate, in connection with any transfer of Series 2012-1 Notes.

ARTICLE III

Series 2012-1 Series Account and

Allocation and Application of Amounts Therein

Section 301. Series 2012-1 Series Account. The Indenture Trustee shall establish on or prior to the Closing Date and maintain, so long as any Series 2012-1 Note is Outstanding, an Eligible Account which shall be designated as the Series 2012-1 Series Account, which account shall be held in the name of the Indenture Trustee (and with respect to any investments in such account, in its capacity as Securities Intermediary of the Indenture Trustee) for the benefit of the Series 2012-1 Noteholders, and shall be maintained in the State of Minnesota. In furtherance of the Grant set forth in the Indenture, the Issuer hereby Grants to the Indenture Trustee for the benefit of the Series 2012-1 Noteholders, among other things, a Lien on the Series 2012-1 Series Account. All deposits of funds by or for the benefit of the Series 2012-1 Noteholders from the Trust Account and the Restricted Cash Account shall be accumulated in, and withdrawn from, the Series 2012-1 Series Account in accordance with the provisions of the Indenture and this Supplement.

Section 302. Drawing Funds from the Restricted Cash Account.

(a) In the event that the Manager Report with respect to any Determination Date shall state that the funds on deposit in the Series 2012-1 Series Account will not be sufficient to make payment in full on the related Payment Date of the related Interest Payment then due for the Series 2012-1 Notes (the amount of such deficiency, the “Permitted Interest Withdrawal”), then the Indenture Trustee shall on such Determination Date draw on the Restricted Cash Account in an amount equal to the lesser of (x) the Permitted Interest Withdrawal, and (y) the amount then on deposit in the Restricted Cash Account.

(b) In the event that the Manager Report delivered with respect to the Determination Date immediately preceding the Series 2012-1 Legal Final Payment Date shall state that (or the Administrative Agent shall, pursuant to Section 302(c) of the Indenture, determine that) the funds on deposit in the Series 2012-1 Series Account will not be sufficient to make payment in full on the Series 2012-1 Legal Final Payment Date of the then Aggregate Series 2012-1 Note Principal Balance (the amount of such deficiency, the “Permitted Principal Withdrawal”), then the Indenture Trustee shall on such Determination Date draw on the Restricted Cash Account in an amount equal to the least of (w) the Aggregate Series 2012-1 Note Principal Balance, (x) the Permitted Principal Withdrawal, (y) the Maximum Principal Withdrawal Amount, as calculated for Series 2012-1 and (z) the amount then on deposit in the Restricted Cash Account.

(c) Drawings will be made pursuant to Section 302(a) before any drawing is made on such date pursuant to Section 302(b), and notice of each such drawing will be delivered to the Manager, by hand delivery or facsimile transmission. Any such funds actually received by the Indenture Trustee pursuant to Section 302(a) or Section 302(b) shall be used solely to make payments of the Series 2012-1 Note Interest Payment or the Aggregate Series 2012-1 Note Principal Balance, as the case may be.

Section 303. Distributions from Series 2012-1 Series Account. On each Payment Date, the Indenture Trustee shall distribute funds then on deposit in the Series 2012-1 Series Account in accordance with the provisions of Section 303(I), (II) or (III).

(I) If neither an Early Amortization Event nor an Event of Default shall have occurred and be continuing with respect to any Series of Notes:

(1) To each Holder of a Series 2012-1 Note on the immediately preceding Record Date, an amount equal to its pro rata portion of the Series 2012-1 Note Interest Payment for each such Payment Date;

(2) To each Holder of a Series 2012-1 Note on the immediately preceding Record Date, an amount equal to its pro rata portion of the Minimum Principal Payment Amount then due and payable to the Holders of a Series 2012-1 Note on such Payment Date;

(3) To each Holder of a Series 2012-1 Note on the immediately preceding Record Date, an amount equal to its pro rata portion of the Scheduled Principal Payment Amount then due and payable to the Holders of a Series 2012-1 Note on such Payment Date;

(4) To each Holder of a Series 2012-1 Note on the immediately preceding Record Date, an amount equal to its pro rata portion (if any) of the Supplemental Principal Payment Amount then due and payable to the Holders of a Series 2012-1 Note on such Payment Date;

(5) To each Holder of a Series 2012-1 Note on the immediately preceding Record Date, pro rata (based on respective amounts due), an amount equal to all taxes, increased costs, indemnities and other amounts (excluding Default Interest) then due and payable by the Issuer to the Series 2012-1 Noteholders pursuant to the Series 2012-1 Related Documents; and

(6) To each Series 2012-1 Noteholder on the immediately preceding Record Date, an amount equal to Default Interest (if any, including any interest on such interest) then due and payable pursuant to the Series 2012-1 Related Documents; and

(7) To the Issuer, any remaining amounts then on deposit in the Series 2012-1 Series Account.

(II) If an Early Amortization Event shall have occurred and be continuing with respect to any Series but no Event of Default shall have occurred and be continuing with respect to any Series:

(1) To each Holder of a Series 2012-1 Note on the immediately preceding Record Date, an amount equal to its pro rata portion of the Series 2012-1 Note Interest Payment for each such Payment Date;

(2) To each Holder of a Series 2012-1 Note on the immediately preceding Record Date, an amount equal to its pro rata portion of the Minimum Principal Payment Amount then due and payable to the Holders of a Series 2012-1 Note on such Payment Date;

(3) To each Holder of a Series 2012-1 Note on the immediately preceding Record Date, an amount equal to its pro rata portion of the Scheduled Principal Payment Amount then due and payable to the Holders of a Series 2012-1 Note on such Payment Date;

(4) To each Holder of a Series 2012-1 Note on the immediately preceding Record Date, an amount equal to its pro rata portion of the then Aggregate Series 2012-1 Note Principal Balance until the Aggregate Series 2012-1 Note Principal Balance has been reduced to zero;

(5) To each Holder of a Series 2012-1 Note on the immediately preceding Record Date, pro rata (based on respective amounts due), an amount equal to all taxes, increased costs, indemnities and other amounts (including Default Interest) then due and payable by the Issuer to the Series 2012-1 Noteholders pursuant to the Series 2012-1 Related Documents; and

(6) To the Issuer, any remaining amounts then on deposit in the Series 2012-1 Series Account.

(III) If an Event of Default shall have occurred and be continuing with respect to any Series:

(1) To each Holder of a Series 2012-1 Note on the immediately preceding Record Date an amount equal to its pro rata portion of the Series 2012-1 Note Interest Payment then due and payable for such Payment Date;

(2) To each Holder of a Series 2012-1 Note on the immediately preceding Record Date on a pro rata basis, an amount equal to the Aggregate Series 2012-1 Note Principal Balance until the Aggregate Series 2012-1 Note Principal Balance has been reduced to zero;

(3) To the following Persons on a pro rata basis, to each Holder of a Series 2012-1 Note on the immediately preceding Record Date, an amount equal to all taxes, increased costs, indemnities and other amounts (including Default Interest); and

(4) To the Issuer, any remaining amounts then on deposit in the Series 2012-1 Series Account.

Any amounts payable to a Series 2012-1 Noteholder shall be made by wire transfer of immediately available funds to the account that such Series 2012-1 Noteholder has designated to the Indenture Trustee in writing on or prior to the Business Day immediately preceding the Payment Date.

ARTICLE IV

Additional Covenants

In addition to the covenants set forth in Article VI of the Indenture, the Issuer hereby makes the following additional covenants for the benefit of the Series 2012-1 Noteholders:

Section 401. Rule 144A. So long as any of the Series 2012-1 Notes are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, Issuer shall, unless it becomes subject to and complies with the reporting requirements of Section 13 or 15(d) of the Exchange Act, or rule 12g3-2(b) thereunder, (i) provide to any Series 2012-1 Noteholder of such restricted securities, or to any prospective Series 2012-1 Noteholder of such restricted securities designated by a Series 2012-1 Noteholder, upon the request of such Series 2012-1 Noteholder or prospective Series 2012-1 Noteholder, any information required to be provided by Rule 144A(d)(4) under the Securities Act and (ii) update such information to prevent such information from becoming materially false and materially misleading in a manner adverse to any Series 2012-1 Noteholder.

Section 402. Use of Proceeds. The proceeds from the issuance of the Series 2012-1 Notes shall be used as follows: (i) to pay the costs of issuance of the Series 2012-1 Notes and (ii) for other general corporate purposes, as contemplated in Section 624 of the Indenture.

Section 403. Perfection Requirements. The Issuer will not (a) change any of (i) its corporate name or (ii) the name under which it does business or (b) amend any provision of its certificate of formation or operating agreement or become organized under the laws of any other jurisdiction without the prior written consent of the Control Party.

Section 404. United States Federal Income Tax Election. The Issuer shall not make an election to be classified as an association taxable as a corporation pursuant to Section 301.7701-3 of the United States Treasury Regulations.

Section 405. OFAC Matters. The Issuer shall not in an manner which would violate the laws of the United States, other than pursuant to a license issued by OFAC (i) lease, or consent to any sublease of, any of the Containers to any Person that is a Prohibited Person or (ii) derive any of its assets or operating income from investments in or transactions with any such Prohibited Person. If the Issuer obtains knowledge that a Container is subleased to a Prohibited Person or located or used in a Prohibited Jurisdiction in a manner which would violate the laws of the United States (other than pursuant to a license issued by OFAC), then the Issuer shall, within ten (10) Business Days after obtaining knowledge thereof, remove such Container from the Asset Base for so long as such condition continues.

ARTICLE V

Conditions to Issuance

Section 501. Conditions to Issuance. The Indenture Trustee shall not authenticate the Series 2012-1 Notes unless (i) all conditions to the issuance and purchase of the Series 2012-1 Notes under the Series 2012-1 Note Purchase Agreement shall have been satisfied, and (ii) the Issuer shall have delivered a certificate to the Indenture Trustee to the effect that all conditions set forth in the Series 2012-1 Note Purchase Agreement shall have been satisfied.

ARTICLE VI

Representations and Warranties

To induce the Series 2012-1 Noteholders to purchase the Series 2012-1 Notes hereunder, the Issuer hereby represents and warrants as of the Closing Date to the Indenture Trustee for the benefit of the Series 2012-1 Noteholders that:

Section 601. Existence. Issuer is a company duly organized, validly existing and in compliance under the laws of Bermuda. Issuer is in good standing and is duly qualified to do business in each jurisdiction where the failure to do so would have a material adverse effect upon the Issuer and in each jurisdiction in which a failure to so qualify would materially and adversely affect the ability of the Indenture Trustee to enforce its security interest in the Collateral.

Section 602. Authorization. Issuer has the power and is duly authorized to execute and deliver this Supplement and the other Series 2012-1 Related Documents to which it is a party; Issuer is and will continue to be duly authorized to borrow monies hereunder; and Issuer is and will continue to be authorized to perform its obligations under this Supplement and under the other Series 2012-1 Related Documents. The execution, delivery and performance by Issuer of this Supplement and the other Series 2012-1 Related Documents to which it is a party and the borrowings hereunder do not and will not require any consent or approval of any Governmental Authority, shareholder or any other Person which has not already been obtained.

Section 603. No Conflict; Legal Compliance. The execution, delivery and performance of this Supplement and each of the other Series 2012-1 Related Documents and the execution, delivery and payment of the Series 2012-1 Notes will not: (a) contravene any provision of the Issuer’s bye-laws or memorandum of association; (b) contravene, conflict with or violate any Applicable Law or regulation, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority; or (c) violate or result in the breach of, or constitute a default under the Indenture, the Series 2012-1 Related Documents, any other indenture or other loan or credit agreement, or other agreement or instrument to which Issuer is a party or by which Issuer, or its property and assets may be bound or affected. Issuer is not in violation or breach of or default under any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any contract, agreement, lease, license, indenture or other instrument to which it is a party.

Section 604. Validity and Binding Effect. This Supplement is, and each Series 2012-1 Related Document to which Issuer is a party, when duly executed and delivered, will be, the legal, valid and binding obligation of Issuer, enforceable against Issuer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies.

Section 605. Financial Statements. Since December 31, 2010, there has been no Material Adverse Change in the financial condition of any of the Issuer, the Seller or the Manager.

Section 606. Place of Business. The Issuer’s only “place of business” (within the meaning of Section 9-307 of the UCC) is located at Century House, 16 Par-la-Ville Road, Hamilton HM HX, Bermuda. The Issuer does not maintain an office or assets in the United States, other than (i) the Trust Account, the Restricted Cash Account, and the Series Accounts and (ii) off-hire containers located in depots in the United States and Managed Containers described in Section 606(g) of the Indenture and Leases pursuant to Section 7.7 of the Management Agreement.

Section 607. No Agreements or Contracts. The Issuer is not a party to any contract or agreement (whether written or oral) other than the Series 2005-1 Related Documents, the Series 2010-1 Related Documents (as each such term is defined in the Supplement for such Series), the Series 2011-1 Related Documents (as each such term is defined in the Supplement for such Series), certain documents related to the transactions contemplated by that certain Omnibus Amendment, Consent and Waiver, dated as of June 10, 2011 (the “Omnibus Consent”), among the Issuer, the Indenture Trustee, TL, the Manager, and ABN AMRO Bank N.V., the Related Documents and the Members Agreement.

Section 608. Consents and Approvals. No approval, authorization or consent of any trustee or holder of any Indebtedness or obligation of Issuer or of any other Person under any agreement, contract, lease or license or similar document or instrument to which Issuer is a party or by which Issuer is bound, is required to be obtained by Issuer in order to make or consummate the transactions contemplated under the Series 2012-1 Related Documents, except for those approvals, authorizations and consents that have been obtained on or prior to the Closing Date. All consents and approvals of, filings and registrations with, and other actions in respect of, all Governmental Authorities required to be obtained by Issuer in order to make or consummate the transactions contemplated under the Series 2012-1 Related Documents have been, or prior to the time when required will have been, obtained, given, filed or taken and are or will be in full force and effect.

Section 609. Margin Regulations. Issuer does not own any “margin security”, as that term is defined in Regulation U of the Federal Reserve Board, and the proceeds of the Series 2012-1 Notes issued under this Supplement will be used only for the purposes contemplated hereunder. None of such proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the loans under this Supplement to be considered a

“purpose credit” within the meaning of Regulations T, U and X. Issuer will not take or permit any agent acting on its behalf to take any action which might cause this Supplement or any document or instrument delivered pursuant hereto to violate any regulation of the Federal Reserve Board.

Section 610. Taxes. All federal, state, local and foreign tax returns, reports and statements required to be filed by Issuer have been filed with the appropriate Governmental Authorities, and all taxes and other impositions shown thereon to be due and payable by Issuer have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, or any such fine, penalty, interest, late charge or loss has been paid, or Issuer is contesting its liability therefor in good faith and has fully reserved all such amounts according to GAAP in the financial statements provided to the Noteholders pursuant to Section 626 of the Indenture. Issuer has paid when due and payable all material charges upon the books of Issuer and no Governmental Authority has asserted any Lien against Issuer with respect to unpaid taxes. Proper and accurate amounts have been withheld by Issuer from its employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective Governmental Authorities.

Section 611. Other Regulations. Issuer is not an “investment company,” or an “affiliated person” of, or a “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended. The issuance of the Series 2012-1 Notes hereunder and the application of the proceeds and repayment thereof by Issuer and the performance of the transactions contemplated by this Supplement and the other Series 2012-1 Related Documents will not violate any provision of the Investment Company Act, or any rule, regulation or order issued by the SEC thereunder.

Section 612. Solvency and Separateness.

(a) The capital of the Issuer is adequate for the business and undertakings of the Issuer.

(b) Other than with respect to the transactions contemplated hereby and by the Series 2005-1 Related Documents, the Series 2010-1 Related Documents, the Series 2011-1 Related Documents, the Series 2012-1 Related Documents and the Related Documents, the Issuer is not engaged in any business transactions with the Seller or the Manager, except as permitted by the Management Agreement, the Contribution and Sale Agreement, the Members Agreement and the Omnibus Consent.

(c) The bye-laws of the Issuer provide that the Issuer shall have six directors, unless increased to seven directors under certain circumstances described in the bye-laws (the “Special Matters”), including, but not limited to, those discussed below. In the event of a proposed resolution to institute voluntary Insolvency Proceedings on behalf of the Issuer, the bye-laws of the Issuer further provide that the number of directors is automatically increased to seven, one of which must be an independent director from the Director Services Provider elected by an affirmative vote of a majority of the directors. Such independent director shall participate solely in the vote on the relevant Special Matter and shall cease to be a director immediately following such vote. No action can be taken to institute voluntary Insolvency Proceedings on behalf of the Issuer unless such action shall have been approved or authorized by (x) a resolution of the board of directors of the Issuer for which at least ninety-nine percent (99%) of all directors (including the independent director) have voted in favor and (y) a resolution of the members of the Issuer representing at least ninety-nine percent (99%) of all Class A Shares (as defined in the Issuer’s bye-laws) then issued and outstanding and Class B Shares (as defined in the Issuer’s bye-laws) and (z) a resolution of the members representing at least ninety-nine percent (99%) of all Class C Shares (as defined in the Issuer’s bye-laws) then issued and outstanding.

(d) The Issuer’s funds and assets are not, and will not be, commingled with those of the Seller or the Manager, except as permitted by the Management Agreement.

(e) The bye-laws of the Issuer require it to maintain correct and complete books and records of account, and Bermuda law requires it to maintain minutes of the meetings and other proceedings of its members.

(f) The Issuer is not insolvent under the Insolvency Law and will not be rendered insolvent by the transactions contemplated by the Series 2012-1 Related Documents and after giving effect to such transactions, the Issuer will not be left with an unreasonably small amount of capital with which to engage in its business nor will the Issuer have intended to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. The Issuer does not contemplate the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, trustee or similar official in respect of the Issuer or any of its assets.

Section 613. Title; Liens. On the Closing Date, the Issuer will have good, legal, and marketable title to each of its respective assets, and none of such assets is subject to any Lien, except for Permitted Encumbrances.

Section 614. No Default. No Event of Default or Early Amortization Event (or event or condition which with the giving of notice or passage of time or both would become an Event of Default or Early Amortization Event) has occurred and is continuing.

Section 615. Litigation and Contingent Liabilities. No claims, litigation, arbitration proceedings or governmental Proceedings by any Governmental Authority are pending or threatened against or are affecting the Issuer or any of its Affiliates the results of which might interfere with the consummation of any of the transactions contemplated by this Supplement or any document issued or delivered in connection herewith.

Section 616. Subsidiaries. Issuer has no subsidiaries.

Section 617. No Partnership. Issuer is not a partner or joint venturer in any partnership or joint venture.

Section 618. Pension and Welfare Plans. No accumulated funding deficiency (as defined in Section 412 of the Code or Section 302 of ERISA) or reportable event (within the meaning of section 4043 of ERISA), has occurred with respect to any Plan of the Issuer or any ERISA Affiliate. The present value of all benefit liabilities under all Plans of the Issuer or any

ERISA Affiliate subject to Title IV of ERISA, as defined in Section 4001(a)(16) of ERISA, exceeds the fair market value of all assets of Plans subject to Title IV of ERISA (determined as of the most recent valuation date for such Plan on the basis of assumptions prescribed by the Pension Benefit Guaranty Corporation for the purpose of Section 4044 of ERISA), by no more than $1.9 million. Neither Issuer nor any ERISA Affiliate is subject to any present or potential withdrawal liability pursuant to Title IV of ERISA and no multi-employer plan (with the meaning of Section 4001(a)(3) of ERISA) to which the Issuer or any ERISA Affiliate has an obligation to contribute or any liability, is or is likely to be disqualified for tax purposes, in reorganization within the meaning of Section 4241 of ERISA or Section 418 of the Code) or is insolvent (as defined in Section 4245 of ERISA). No liability (other than liability to make periodic contributions to fund benefits) with respect to any Plan of Issuer, or Plan subject to Title IV of ERISA or any ERISA Affiliate, has been, or is expected to be, incurred by Issuer or an ERISA Affiliate, either directly or indirectly. All Plans of Issuer are in material compliance with ERISA and the Code. No lien under Section 412 of the Code or 302(f) of ERISA or requirement to provide security under the Code or ERISA has been or is reasonably expected by Issuer to be imposed on its assets. The Issuer does not have any obligation under any collective bargaining agreement. As of the Closing Date, the Issuer is not an employee benefit plan with the meaning of ERISA or a “plan” within the meaning of Section 4975 of the Code and assets of the Issuer do not constitute “plan assets” within the meaning of Section 2510.3-101 of the regulations of the Department of Labor.

Section 619. Ownership of Issuer. As of the Closing Date, the Issuer has three classes of common shares issued and outstanding: the Class A Shares, the Class B Shares and the Class C Shares. The Class A Shares represent the only class of voting shares of the Issuer that are currently issued and outstanding. As of the Closing Date, 10,500 Class A Shares are issued and outstanding, all of which Class A Shares are owned by TL. The Class B Shares do not have voting rights (other than with respect to (i) the Special Matters (as defined in Section 612(c) hereof) and (ii) as required by law) and all of such Class B Shares are owned by TL on the Closing Date. The Class C Shares do not have voting rights (other than with respect to (i) the Special Matters and (ii) as required by law). On the Closing Date, all of the Class C Shares are owned by AMACAR Investments LLC, a Delaware limited liability company. As of December 31, 2011, TL held a 100% economic ownership interest in the Issuer.

Section 620. Security Interest Representations.

(a) This Supplement and the Indenture create a valid and continuing security interest (as defined in the UCC) in the Collateral in favor of the Indenture Trustee, for the benefit of the Series 2012-1 Noteholders and any Interest Rate Hedge Provider, which security interest is prior to all other Liens (other than Permitted Encumbrances), and is enforceable as such as against creditors of and purchasers from the Issuer.

(b) The Managed Containers constitute “goods” or “inventory” within the meaning of the applicable UCC. The Leases constitute “tangible chattel paper” within the meaning of the UCC. The lease receivables constitute “accounts” or “proceeds” of the Leases within the meaning of the UCC. The Trust Account, the Restricted Cash Account and the Series 2012-1 Series Account constitute “securities accounts” within the meaning of the UCC. The Issuer’s contractual rights under any Interest Rate Hedge Agreements, the Contribution and Sale Agreement and the Management Agreement constitute “general intangibles” within the meaning of the UCC.

(c) The Issuer owns and has good and marketable title to the Collateral, free and clear of any Lien (whether senior, junior or pari passu), claim or encumbrance of any Person, except for Permitted Encumbrances.

(d) The Issuer has caused the filing of all appropriate financing statements or documents of similar import in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral granted to the Indenture Trustee in this Supplement and the Indenture. All financing statements filed against the Issuer in favor of the Indenture Trustee in connection herewith describing the Collateral contain a statement to the following effect: “A purchase of or security interest in any collateral described in this financing statement will violate the rights of the Indenture Trustee.”

(e) Other than the security interest granted to the Indenture Trustee pursuant to this Supplement and the Indenture, the Issuer has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral, except as permitted pursuant to the Indenture. The Issuer has not authorized the filing of, and is not aware of, any financing statements against the Issuer that include a description of collateral covering the Collateral other than any financing statement or document of similar import (i) relating to the security interest granted to the Indenture Trustee in this Supplement or the Indenture or (ii) that has been terminated. The Issuer is not aware of any judgment or tax lien filings against the Issuer.

(f) The Issuer has received a written acknowledgment from the Manager that the Manager or an Affiliate thereof is holding the Leases, to the extent they relate to the Managed Containers, on behalf of, and for the benefit of, the Indenture Trustee. None of the Leases that constitute or evidence the Collateral have any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person. The Seller has caused the filing of all appropriate financing statements or documents of similar import in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest of the Issuer (and the Indenture Trustee as its assignee) in the Leases (to the extent that such Leases relate to the Managed Containers) granted to the Issuer in the Contribution and Sale Agreement.

(g) The Issuer has received all necessary consents and approvals required by the terms of the Collateral to the pledge to the Indenture Trustee of its interest and rights in such Collateral hereunder or under the Indenture.

(h) The Issuer has taken all steps necessary to cause Wells Fargo Bank, National Association (in its capacity as securities intermediary) to identify in its records the Indenture Trustee as the Person having a Securities Entitlement in each of the Trust Account, the Restricted Cash Account and the Series 2012-1 Series Account.

(i) The Trust Account, the Restricted Cash Account and Series 2012-1 Series Account are not in the name of any Person other than the Indenture Trustee. The Issuer has not consented to Wells Fargo Bank, National Association (as the Securities Intermediary of the Trust

Account, the Restricted Cash Account and the Series 2012-1 Series Account) entering into any agreement in which it has agreed to comply with entitlement orders of any Person other than the Indenture Trustee.

(j) No creditor of the Issuer (other than (x) with respect to the Managed Containers, the related Lessee and (y) the Manager in its capacity as Manager under the Management Agreement) has in its possession any goods that constitute or evidence the Collateral.

Any breaches of the representations and warranties set forth in this Section 620 may be waived by the Indenture Trustee, only with the prior written consent of the Control Party and with the prior satisfaction of the Rating Agency Condition.

Section 621. ERISA Lien. As of the Closing Date, the Issuer has not received notice that any Lien arising under ERISA has been filed against the assets of the Issuer.

Section 622. Survival of Representations and Warranties. So long as any of the Series 2012-1 Notes shall be Outstanding, the representations and warranties contained herein shall have a continuing effect as having been true when made.

ARTICLE VII

Miscellaneous Provisions

Section 701. Ratification of Indenture. As supplemented by this Supplement, the Indenture is in all respects ratified and confirmed and the Indenture as so supplemented by this Supplement shall be read, taken and construed as one and the same instrument.

Section 702. Counterparts. This Supplement may be executed in two or more counterparts, and by different parties on separate counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of this Supplement by facsimile or by electronic means shall be equally effective as of the delivery of an originally executed counterpart.

Section 703. Governing Law. THIS SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAWS BUT OTHERWISE WITHOUT REFERENCE TO ITS CONFLICTS OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 704. Notices. All demands, notices and communications hereunder shall be in writing, personally delivered, or by facsimile (with subsequent telephone confirmation of receipt thereof), or sent by internationally recognized overnight courier service, (a) in the case of the Indenture Trustee, at the following address: Sixth Street and Marquette Avenue, MAC N9311-161, Minneapolis, Minnesota, 55479, Attention: Corporate Trust Services/Asset-Backed Administration, (b) in the case of the Issuer, at the following address: Century House, 16 Par-la-Ville

Road, Hamilton HM HX, Bermuda, Telephone: (441) 292-2487, Facsimile: (441) 295-4164, Attention: Chief Financial Officer, with a copy to each: (i) Textainer Equipment Management Limited at its address at Century House, 16 Par-la-Ville Road, Hamilton HM HX, Bermuda, Telephone: (441) 292-2487, Facsimile: (441) 295-4164, Attention: Chief Financial Officer, and (ii) Textainer Equipment Management (U.S.) Limited at its address at 650 California Street, 16th floor, San Francisco, CA 94108, Telephone: (415) 658-8214, Facsimile: (415) 434-0599, Attention: Chief Financial Officer, and (c) in the case of Rating Agency, at the following address: Standard & Poor’s Ratings Services, 55 Water Street, New York, NY 10041-0003, or at such other address as shall be designated by such party in a written notice to the other parties. Any notice required or permitted to be given to a Series 2012-1 Noteholder shall be given by certified first class mail, postage prepaid (return receipt requested), or by courier, or by facsimile, with subsequent telephone confirmation of receipt thereof, in each case at the address of such Series 2012-1 Noteholder as shown in the Note Register or to the telephone and fax number furnished by such Series 2012-1 Noteholder. Notice shall be effective and deemed received (A) upon receipt, if sent by courier or U.S. mail, (B) upon receipt of confirmation of transmission, if sent by facsimile, or (C) when delivered, if delivered by hand. Any rights to notices conveyed to a Rating Agency pursuant to the terms hereof with respect to any Series shall terminate immediately if such Rating Agency no longer has a rating outstanding with respect to such Series.

Section 705. Amendments and Modifications. The terms of this Supplement may be waived, modified, or amended only in a written instrument signed by each of the Issuer, the Control Party and the Indenture Trustee (except with respect to the matters set forth in Section 1001(a) of the Indenture, in the case of which any such waiver, modification or amendment shall be made subject to the terms of such Section 1001). Any amendment to or modification or waiver of any of the provisions of this Supplement shall be deemed a supplemental indenture subject to Sections 1001 or 1002 of the Indenture.

Section 706. Consent to Jurisdiction. ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST THE ISSUER ARISING OUT OF OR RELATING TO THIS SUPPLEMENT, OR ANY TRANSACTION CONTEMPLATED HEREBY, MAY BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, STATE OF NEW YORK AND THE ISSUER HEREBY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND, SOLELY FOR THE PURPOSES OF ENFORCING THIS SUPPLEMENT, THE ISSUER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING.

Section 707. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, AS AGAINST THE OTHER PARTIES HERETO, ANY RIGHTS IT MAY HAVE TO A JURY TRIAL IN RESPECT OF ANY CIVIL ACTION OR PROCEEDING (WHETHER ARISING IN CONTRACT OR TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING UNDER OR RELATING TO THIS SUPPLEMENT OR ANY OTHER SERIES 2012-1 RELATED DOCUMENT, INCLUDING IN RESPECT OF THE NEGOTIATION, ADMINISTRATION OR ENFORCEMENT HEREOF OR THEREOF.

Section 708. Successors. This Supplement shall inure to the benefit of and be binding upon the Issuer, the Indenture Trustee and, by its acceptance of any Series 2012-1 Note or any legal or beneficial interest therein, each Series 2012-1 Noteholder and each Note Owner, and each of such Person’s successors and assigns.

Section 709. Nonpetition Covenant. Each Series 2012-1 Noteholder by its acquisition of a Series 2012-1 Note shall be deemed to covenant and agree, that it will not institute against the Issuer any bankruptcy, reorganization, arrangement insolvency or liquidation Proceedings, or other Proceedings under any federal or state bankruptcy or similar law, at any time other than on a date which is at least one (1) year and one (1) day after the later of (a) the last date on which any Note of any Series was Outstanding and (b) the date on which all amounts owing to each Series Enhancer pursuant to the terms of the related Insurance Agreements have been paid in full.

Section 710. Recourse Against the Issuer. No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of the Issuer as contained in this Supplement or any other agreement, instrument or document entered into by the Issuer pursuant hereto or in connection herewith shall be had against any administrator of the Issuer or any incorporator, affiliate, shareholder, officer, employee, manager or director of the Issuer or of any such administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of the Issuer contained in this Supplement and all of the other agreements, instruments and documents entered into by the Issuer pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of the Issuer, and that no personal liability whatsoever shall attach to or be incurred by any administrator of the Issuer or any incorporator, shareholder, affiliate, officer, employee, manager or director of the Issuer or of any such administrator, as such, or any other of them, under or by reason of any of the obligations, covenants or agreements of the Issuer contained in this Supplement or in any other such instruments, documents or agreements, or which are implied therefrom, and that any and all personal liability of every such administrator of the Issuer and each incorporator, shareholder, affiliate, officer, employee, manager or director of the Issuer or of any such administrator, as such, or any of them, for breaches by the Issuer of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Supplement. The provisions of this Section 710 shall survive the termination of this Supplement.

Section 711. Reports, Financial Statements and Other Information to Noteholders. The Indenture Trustee will make available promptly upon receipt thereof to the Series 2012-1 Noteholders via the Indenture Trustee’s internet website at www.CTSLink.com the financial statements referred to in Section 7.2 of the Management Agreement, the Manager Report, the Asset Base Report, and the annual insurance confirmation; provided, that, as a condition to access to the Indenture Trustee’s website, the Indenture Trustee shall require each such Series 2012-1 Noteholder to execute the Indenture Trustee’s standard form documentation, and upon such execution, each such Series 2012-1 Noteholder shall be deemed to have certified to the Indenture Trustee it (i) is a Series 2012-1 Noteholder, (ii) understands that such items contain material nonpublic information (within the meaning of U.S. Federal Securities laws), (iii) is requesting the information solely for use in evaluating such party’s investment in the Series 2012-1 Notes and will keep such information strictly confidential (with such exceptions and restrictions to distribution of the information as are more fully set forth in the information request certification) and (iv) is not a Competitor. Each time a Series 2012-1 Noteholder accesses the internet website, it will be deemed to have confirmed the representations and warranties made pursuant to the confirmation as of the date of such access. The Indenture Trustee will provide the Issuer with copies of such information request certification. Assistance in using the Indenture Trustee’s website can be obtained by calling the Indenture Trustee’s customer service desk at (866) 846-4526.

[Signature page follows.]

IN WITNESS WHEREOF, the Issuer and the Indenture Trustee have caused this Supplement to be duly executed and delivered by their respective officers all as of the day and year first above written.

TEXTAINER MARINE CONTAINERS LIMITED

By Continental Management Limited, its Assistant Secretary

By:	/s/ Christopher C. Morris

Name:	Christopher C. Morris

Title:	Director

SERIES 2012-1 SUPPLEMENT

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Indenture Trustee

By:	/s/ Kristen L. Puttin

Name:	Kristen L. Puttin

Title:	Vice President

SERIES 2012-1 SUPPLEMENT